EXHIBIT 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AFFINION GROUP HOLDINGS, INC.

(Dated November 9, 2015)

THIS FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION of Affinion Group Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), has been duly adopted by the stockholders and the Board of Directors of the Corporation (the “Board”) in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and expressly supersedes and replaces in its entirety that certain Third Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on December 11, 2013. The original name of the Corporation was “Affinity Acquisition Holdings, Inc.”, and the Corporation was incorporated on July 14, 2005 by the filing of the original Certificate of Incorporation with the Secretary of State for the State of Delaware.

NOW, THEREFORE, the text of the Corporation’s Third Amended and Restated Certificate of Incorporation hereby is amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Affinion Group Holdings, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 550,000,000, consisting of 520,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), 10,000,000 shares of Class C Common Stock, par value $0.01 per share (the “Class C Common Stock”), 10,000,000 shares of Class D Common Stock, par value $0.01 per share (the “Class D Common Stock” and together with the Class C Common Stock, the “Class C/D Common Stock”) and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”) (collectively with the Common Stock and the Class C/D Common Stock, the “Capital Stock”).

The effective time (the “Effective Time”) of this Fourth Amended and Restated Certificate of Incorporation shall be the time it is filed with the Secretary of State of the State of Delaware. Immediately upon the occurrence of the Effective Time, (1) each share of Class A Common Stock, par value $0.01 per share, of the Corporation (the “Class A Common Stock”) issued and outstanding immediately prior to the Effective Time, shall automatically, without any action on the part of the Corporation or any holder of Class A Common Stock, be reclassified as and converted into 0.0037749 validly issued, fully paid, and non-assessable shares of Class C Common Stock and 0.0039736 validly issued, fully paid, and non-assessable shares of Class D Common Stock. The Corporation shall not issue fractions of shares in connection with the reclassification and conversion of Class A Common Stock into Class C Common Stock and Class D Common Stock. In lieu of such fractional shares, the Corporation shall make a cash payment therefor to the holder in an amount equal to the Fair Market Value (as defined below) thereof as determined in good faith by the Board. Each certificate that prior to the Effective Time represented shares of Class A Common Stock (“Certificates”) shall cease to have any rights with respect to such shares and, until the Certificates are surrendered and exchanged in the manner provided herein, each such Certificate shall, from and after the Effective Time, be deemed to represent only the right to receive a certificate for the number of shares of Class C Common Stock and Class D Common Stock into which the shares of Class A Common Stock previously represented by such certificate were converted at the Effective Time; provided, that each Person holding of record a Certificate shall receive, upon surrender of such Certificate, unless otherwise instructed by such stockholder, book-entry shares in lieu of a new certificate or certificates evidencing and representing the number of shares of Class C Common Stock and Class D Common Stock to which such Person is entitled under the foregoing reclassification and (2) the Class B Common Stock, of which there is none issued or outstanding, shall be cancelled.

The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges in respect of the authorized capital stock of the Corporation.

(a) Common Stock.

(1) Rights and Privileges. Except as expressly set forth otherwise herein, the Common Stock shall have (i) all rights and privileges typically associated with such securities as set forth in the DGCL, including, without limitation, the right to receive dividends, the right to vote, subject to Article IV(a)(3)(ii), on all matters presented to the holders of the Common Stock for a vote and the rights upon a liquidation and (ii) the additional rights and privileges hereinafter set forth.

(2) Dividends. Subject to the rights of the Preferred Stock, dividends may be paid on the Common Stock, as and when declared by the Board, out of the assets of the Corporation legally available for the payment of such dividends. If and when dividends on the Common Stock are declared payable from time to time by the Board, whether payable in cash, in property or in shares of capital stock of the Corporation, the holders of Common Stock shall be entitled to share equally, pro rata, based on the number of shares of Common Stock held by each such holder, in such dividends.

(3) Voting.

(i) Unless otherwise required by applicable Law, each share of Common Stock shall, subject to Article IV(a)(3)(ii), entitle the holder thereof to cast one vote.

(ii) Limitation on Voting; Automatic Voting.

(I) For so long as ownership or voting of Common Stock of the Corporation is subject to the review and approval of the Insurance Commissioner, no Person shall be entitled to vote, directly or indirectly, any shares of Common Stock representing, in aggregate, more than 9.9% of the total combined voting power of all securities of the Corporation entitled to vote on any matter (or such higher or lower threshold as the Insurance Commissioner may from time to time establish as the threshold pursuant to which a Form A filing or Disclaimer of Control filing must be made) unless such Person has delivered evidence reasonably satisfactory to the Corporation that (i) such Person has completed and submitted all material filings, registrations or other notifications to the Insurance Commissioner that may be required pursuant to applicable Law in connection with the ownership or voting of such Person’s Common Stock entitled to vote on such matter and (ii) all necessary and material approvals or waivers, as the case may be, of the Insurance Commissioner that may be required pursuant to applicable Law in connection with the ownership or voting of such Person’s Common Stock entitled to vote on such matter have been obtained.

(II) For so long as ownership or voting of Common Stock of the Corporation is subject to the review and approval of the FCA, no Person shall be entitled to vote any shares of Common Stock representing, in aggregate, more than 19.9% of the total combined voting power of all securities of the Corporation entitled to vote on any matter (or such higher or lower threshold as may from time to time be established for determining when a Person shall (i) acquire control of Affinion International Limited for the purposes of Section 181 of FSMA or (ii) increase its existing control of Affinion International Limited for the purposes of Section 182 of FSMA) unless such Person has delivered evidence reasonably satisfactory to the Corporation that (i) such Person has completed and submitted all material filings, registrations or other notifications to the FCA that may be required pursuant to applicable Law in connection with the ownership or voting of such Person’s Common Stock entitled to vote on such matter and (ii) all necessary and material approvals or waivers, as the case may be, of the FCA that may be required pursuant to applicable Law in connection with the ownership or voting of such Person’s Common Stock entitled to vote on such matter have been obtained from.

(III) Without limiting the foregoing and notwithstanding anything to the contrary herein, no Person shall be entitled to vote any shares of Common Stock on any matter unless (i) such Person has completed and submitted all material filings, registrations or other notifications to any Governmental Entity that may be required pursuant to applicable Law in connection with the ownership or voting of such Person’s Common Stock entitled to vote on such matter, or that no such material filings, registrations or other notifications are required, and (ii) all necessary and material approvals or waivers, as the case may be, of any Governmental Entity that may be required pursuant to applicable Law in connection with the ownership or voting of such Person’s Common Stock entitled to vote on such matter have been obtained, including, if applicable, the approval of the Insurance Commissioner and the FCA and, at the Corporation’s request, such Person has delivered evidence reasonably satisfactory to the Corporation of compliance with the foregoing.

(IV) To the extent that a Person is not entitled to vote a portion of its shares without violating the restrictions of Article IV(a)(3)(ii)(I) - (III), the portion of shares that, if voted by such Person, would violate such restrictions, shall be voted as directed by the Secretary of the Corporation, any Assistant Secretary of the Corporation or, in the absence of any of them, any officer of the Corporation authorized by the Board in the same proportion as all outstanding shares of Common Stock not voted by (i) such Person or (ii) any other Person that is subject to having its voting restricted by this Article IV(a)(3)(ii), are actually voted on such matter. The provisions of Article IV(a)(3)(ii)(I) - (III) shall continue to apply iteratively until no Person that has not complied with the provisions of Article IV(a)(3)(ii)(I) - (III) to vote more than the regulated maximum would be deemed by the applicable regulator to possess the power directly or indirectly to vote more than the regulated maximum (or, in the case of the FCA and the Insurance Commissioner specifically, 19.9% and 9.9%, respectively).

(V) The final application of this Article IV(a)(3)(ii) will be as determined by the Board, which determination shall be absolute and binding absent manifest error.

(b) Class C/D Common Stock.

(1) Rights and Privileges. Except as expressly set forth herein, prior to the conversion of the Class C/D Common Stock into Common Stock, the Class C/D Common Stock shall have none of the rights of common equity securities of a Corporation under the DGCL.

(2) Dividends. Except as set forth in Article IV(b)(10)(ii), the Class C/D Common Stock shall have no rights to, and the Board shall not declare or pay any, dividends in respect of the Class C/D Common Stock out of the assets of the Corporation.

(3) Liquidation; Dissolution. Upon a liquidation or winding up of the Corporation, any unconverted Class C/D Common Stock shall be cancelled automatically for no additional consideration.

(4) Voting.

(i) Except as set forth expressly in this Article IV(b)(4) or to the extent required by the DGCL, the holders of Class C/D Common Stock shall have no voting rights on any matters in their capacity as such. With respect to each matter upon which holders of Class C/D Common Stock are entitled to vote, each share of Class C/D Common Stock shall entitle the holder thereof to cast one vote.

(ii) Notwithstanding anything to the contrary herein or in the By-Laws (as defined below), any amendment, alteration, modification, supplement or other change to this Article IV(b) or any other provision of this Fourth Amended and Restated Certificate of Incorporation or the By-Laws (as defined below) that would materially and adversely affect the rights and privileges of the Class C/D Common Stock disproportionately to the holders of other classes of Common Stock shall require the affirmative vote of the holders of a majority of the Class C/D Common Stock. Any amendment, alteration, modification, supplement or other change made in contravention of this Article IV(b)(4)(ii) shall be unenforceable against those holders of Class C/D Common Stock that did not consent to such amendment, alteration, modification, supplement or other change.

(5) Notice of Certain Events. Notwithstanding anything herein to the contrary, the holders of Class C/D Common Stock shall be entitled, to the extent permitted by the DGCL and applicable Law, to advance notice of any transaction that would result in the cancellation of the Class C/D Common Stock and given at least three (3) Business Days following the date of such notice to elect to exercise their conversion rights as set forth herein. Holders of Class C/D Common Stock shall also be entitled to advance notice of (i) the proposed effective or consummation date of any merger, consolidation, sale, reorganization, reclassification or other similar transformative transaction and (ii) the proposed record date for a dividend or distribution. The Corporation shall deliver such notice at least ten (10) Business Days before such proposed date (if any).

(6) Conversion of Class C/D Common Stock. From and after the issuance thereof, each share of Class C/D Common Stock shall be convertible at the option of the holder thereof, at any time and from time to time, into one share of Common Stock (i) for a conversion price of (A) $67.14 per share, with respect to the Class C Common Stock and (B) $88.07 per share, with respect to the Class D Common Stock (as applicable, the “Conversion Price”) or (ii) by the surrender of the Class C/D Common Stock, and without payment of the Conversion Price in cash, in return for the delivery to the surrendering holder of that number of shares of Common Stock equal to (A) the number of shares of Common Stock for which such Class C/D Common Stock is convertible as of the date of conversion (if the aggregate Conversion Price were being paid in cash) reduced by (B) that number of shares of Common Stock equal to the quotient obtained by dividing (1) the aggregate Conversion Price for such Class C/D Common Stock by (2) the Market Price (as defined below) of one share of Common Stock on the Business Day (as defined below) which next precedes the day of conversion of the Class C/D Common Stock (a “Cashless Exercise”). To effect a conversion, in whole or in part, a holder of Class C/D Common Stock must (x) submit a notice of conversion, in form and substance reasonably acceptable to the Corporation and making such undertakings, representations and warranties as the Corporation may reasonably request and (y) except in the case of a Cashless Exercise, deliver in the form of immediately available cash funds an amount equal to the aggregate Conversion Price with respect to the Class C/D Common Stock being converted. The close of business on the date of receipt by the Corporation of the notice of conversion shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares of Class C/D Common Stock shall be deemed to be outstanding of record as of such date.

(7) Limitation on Exercise. Notwithstanding anything to the contrary herein, a holder of Class C/D Common Stock may not exercise its conversion rights to the extent that (i) such exercise would result in a violation of Article IV(d) with all references therein to the term “Transfer” and words of similar import being read as references to the term “issue” and words of similar import or (ii) all necessary and material approvals or waivers, as the case may be, of any Governmental Entity that may be required pursuant to applicable Law in connection with the ownership of the Common Stock to be issued upon such conversion shall not have been obtained, including, if applicable, the approval of the FCA.

(8) Reservation of Shares. The Corporation shall at all times when the Class C/D Common Stock is outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class C/D Common Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class C/D Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class C/D Common Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of share as shall be sufficient for such purposes.

(9) Effect of Conversion. All shares of Class C/D Common Stock surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except for the right of the holders of Class C/D Common Stock to receive shares of Common Stock in exchange therefor.

(10) Adjustments.

(i) If the Corporation (A) pays a dividend or makes a distribution on the Common Stock in shares of capital stock, (B) splits or subdivides the outstanding Common Stock into a greater number of shares, or (C) reverse splits or combines the outstanding Common Stock into a smaller number of shares, then, the number of shares of Common Stock issuable upon the conversion of the Class C/D Common Stock shall be adjusted so that the Class C/D Common Stock will become exercisable for the aggregate number and kind of shares of capital stock of the Corporation which the holder thereof would have owned immediately following such action if the Class C/D Common Stock had been exercised immediately prior to such action, and any other appropriate action shall be taken by the Corporation. The foregoing adjustment shall become effective on the effective date of an event referred to in clauses (A) – (C) above, retroactive to the record date (if any) for such event. If, after an adjustment, the holder of Class C/D Common Stock upon conversion thereof may receive shares of two or more classes of capital stock of the Corporation, the Board shall determine in good faith the allocation between such classes of capital stock. After such allocation, the conversion privilege and the number of shares of each class of capital stock issuable upon conversion shall thereafter be subject to adjustment on terms comparable to those applicable to this Section. Such adjustment shall be made successively whenever any event listed above shall occur.

(ii) If the Corporation (A) pays any cash dividend or distribution in respect of the Common Stock, (B) purchases or causes any of its subsidiaries to purchase any shares of Common Stock (excluding transactions by and among the Corporation and its subsidiaries) or (C) makes any other distribution of the assets of the Corporation to the holders of Common Stock on account of their ownership thereof (other than a dividend in shares of Capital Stock), the Conversion Price of the Class C/D Common Stock shall be reduced, but not below zero, by the amount of such dividend, distribution or aggregate purchase price on a per share basis (or in the case of non-cash dividends, distributions or purchase prices, the Fair Market Value thereof as determined in good faith by the Board). In the event that the Conversion Price is or has been reduced to par value due to adjustment to the Conversion Price pursuant to this Article IV(b)(10) and the Corporation declares a dividend or any other distribution, such excess shall be distributed in the form of a dividend or distribution to holders of Class C/D Common Stock.

(iii) Upon the occurrence of any event giving rise to an adjustment pursuant to this Article IV(b)(10), the Corporation shall give prompt notice to each holder of record of Class C/D Common Stock of the nature of the event and the Corporation’s calculation of the appropriate adjustment, which calculation shall be made in good faith by or at the direction of the Board and shall be final and binding absent manifest error.

(c) Preferred Stock. Subject to the provisions of this Article IV, the Preferred Stock may be issued from time to time in one or more classes or series. The Board shall have the authority to the fullest extent permitted under the DGCL to adopt by resolution from time to time one or more certificates of designations providing for the designation of one or more classes or series of the Preferred Stock and the voting powers, whether full or limited or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions thereof, and to fix or alter the number of shares comprising any such class or series, subject to any requirements of the DGCL and this Fourth Amended and Restated Certificate of Incorporation, as amended from time to time.

The authority of the Board with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix the following preferences and powers, which may vary as between different classes or series of the Preferred Stock:

(1) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(2) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(3) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of the Preferred Stock, and, if redeemable, the price, terms and manner of such redemption;

(4) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of the Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(5) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(6) the obligations, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(7) voting rights, if any, including special voting rights with respect to the election of Directors and matters adversely affecting any class or series of the Preferred Stock;

(8) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of the Preferred Stock; and

(9) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board, by the vote of the members of the Board then in office acting in accordance with this Fourth Amended and Restated Certificate of Incorporation, or any Preferred Stock, may deem advisable and are not inconsistent with law, the provisions of this Fourth Amended and Restated Certificate of Incorporation or the provisions of any certificate of designations.

(d) Certain Restrictions on Transfer. Unless otherwise expressly approved by the Board, prior to the consummation of a Qualified Public Offering or a Listing, no shares of Common Stock shall be Transferred (i) if such Transfer would constitute a violation of applicable Laws, (ii) to any Person who is not an “accredited investor” (as such term is defined under Rule 501(a) of Regulation D under the Securities Act) if, at the time of such Transfer, or as a result of giving effect to such Transfer, the Corporation has more than 450 “holders of record” of Common Stock assuming the exercise of all outstanding options to purchase shares of Common Stock or (iii) to any Person if, at the time of such Transfer, or as a result of giving effect to such Transfer, the Corporation has more than 1,900 “holders of record” of Common Stock assuming the exercise of all outstanding options to purchase shares of Common Stock or (iii) if such Transfer would otherwise require the Corporation to register any class of Common Stock under the Exchange Act or any other applicable federal or state securities laws; provided that, the term “holders of record” shall having the meaning ascribed thereto for the purposes of Section 12 (g) of the Exchange Act.

(e) Defined Terms. For purposes of this Fourth Amended and Restated Certificate of Incorporation:

(1) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.

(2) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder from time to time.

(3) “Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

(4) “FCA” means the U.K. Financial Conduct Authority.

(5) “FSMA” means the U.K. Financial Services and Markets Act 2000, as amended.

(6) “GAAP” means the generally accepted accounting principles as in effect from time to time in the U.S.

(7) “Governmental Entity” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

(8) “Insurance Commissioner” means the Commissioner of Insurance of the State of North Dakota.

(9) “Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Entity.

(10) “Listing” means an OTC Listing or Public Listing.

(11) “Market Price” per share of Common Stock means, on any date specified herein: (i) if the Common Stock is then listed or admitted to trading on any national securities exchange, the average of the daily closing prices of the Common Stock for the 10 consecutive trading days immediately prior to such date; (ii) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security, the daily closing prices of the Common Stock for the 10 consecutive trading days immediately prior to such date; (iii) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the reported high bid and low asked price of the Common Stock on such date as shown by NASDAQ or reported by any member firm of the NYSE selected by the Corporation; or (iv) if neither (i), (ii) nor (iii) is applicable, the Fair Market Value per share as determined in good faith by the Board.

(12) “OTC Listing” means the listing of the Common Stock for quotation on the OTC Bulletin Board (or other available over the counter market).

(13) “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government entity.

(14) “Public Listing” means the listing of the Common Stock on a U.S. national securities exchange registered with the Securities and Exchange Commission.

(15) “Qualified Public Offering” means an underwritten public offering of Common Stock by the Corporation pursuant to an effective registration statement filed by the Corporation with the Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act.

(16) “Subsidiary” means any Person the majority of the equity of which, directly, or indirectly through one or more other Persons, (a) the Corporation has the right to acquire or (b) is owned or controlled by the Corporation. As used in this definition, “control,” including, its correlative meanings, “controlled by” and “under common control with,” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of equity, by contract or otherwise). For the avoidance of doubt, Subsidiary shall include any Person that is included in the Corporation’s consolidated group for purposes of preparing the Corporation’s consolidated financial statements in accordance with GAAP.

(17) “Transfer” means any direct or indirect sale, assignment, transfer, conveyance, gift, bequest by will or under intestacy laws, pledge, hypothecation or other encumbrance, or any other disposition, of the stated security (or any interest therein or right thereto, including the issuance of any total return swap or other derivative whose economic value is primarily based upon the value of the stated security) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the stated security (or any interest therein) whatsoever, or any other transfer of beneficial ownership of the stated security, with or without consideration and whether voluntarily or involuntarily (including by operation of law).

(18) “U.S.” means the United States of America.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to make, alter, amend or repeal the By-Laws of the Corporation (as they may be amended, restated, supplemented or otherwise revised from time to time, the “By-Laws”) in any manner not inconsistent with the laws of the State of Delaware or this Fourth Amended and Restated Certificate of Incorporation.

ARTICLE VI

The annual meeting of the stockholders for the election of the directors of the Corporation (the “Directors”) and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of the Board in its sole and absolute discretion. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Subject to the following paragraph, the stockholders shall have the right to elect a number of Directors of the Board (as set forth in the By-laws) to be designated as Directors, in accordance with the By-Laws. The number of Directors may be increased or decreased from time to time as provided in the By-Laws. With respect to each matter brought before the Board (or any committee thereof) for vote, each Director shall be entitled to cast one vote.

Subject to the rights of the holders of one or more series of Preferred Stock then outstanding as provided for or fixed pursuant to the provisions of Article IV, the total number of Directors constituting the entire Board shall not be less than three nor more than eleven, with the then-authorized number of Directors fixed from time to time by the Board. The Board shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of Directors, the number of Directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of Directors shall shorten the term of any incumbent Director. Except for the terms of such additional Directors, if any, as elected by the holders of any series of Preferred stock and as provided for or fixed pursuant to the provisions of Article IV hereof, each Director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such Director was elected; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the effectiveness of this provision; each Director initially appointed to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of stockholders following the effectiveness of this provision; and each Director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the effectiveness of this provision; provided further, that the term of each Director shall continue until the election and qualification of a successor and be subject to such Director’s earlier death, resignation or removal. Subject to the rights of the holders of one or more series of Preferred Stock then outstanding as provided for or fixed pursuant to the provisions of Article IV or as otherwise provided in the Shareholders Agreement, dated November 9, 2015, by and among the Corporation and the stockholders party thereto, or By-laws, vacancies on the Board by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of Directors shall be solely filled by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director and shall not be filled by the stockholders. A Director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such Director shall have been chosen, subject to the election and qualification of a successor and to such Director’s earlier death, resignation or removal.

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the Director derived any improper personal benefit. If the DGCL is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation hereby acknowledges that certain Directors (the “Specified Persons”) may have rights to indemnification and advancement of expenses provided by a stockholder of the Corporation or its affiliates (directly or through insurance obtained by any such entity) (collectively, the “Stockholder Indemnitors”). The Corporation hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Specified Persons, (ii) it shall be required to advance the full amount of expenses incurred by the Specified Persons, as required by the terms of these By-Laws, without regard to any rights the Specified Persons may have against the Stockholder Indemnitors and (iii) it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Corporation with respect to any claim for which the Specified Persons have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Persons against the Corporation. These rights shall be a contract right.

Any repeal or modification of any of the foregoing paragraphs in this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same now exists or may be amended and supplemented, indemnify and advance expenses to its Directors and officers, both as to action in his or her official capacity and as to action in another capacity while holding such office. The Corporation may, by action of the Board, extend such indemnification and advancement of expenses to any and all persons whom it shall have power to indemnify, including but not limited to its employees or agents, on such terms and conditions and to the extent determined by the Board in its sole and absolute discretion. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote, of the stockholders or disinterested Directors or otherwise and shall continue as to any person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under this Article VII.

Any amendment, repeal or modification of the foregoing paragraph, or the adoption of any provision inconsistent with this Article VII, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VIII

To the maximum extent permitted from time to time under the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to any of its stockholders.

Without limiting the foregoing renunciation, the Corporation acknowledges that certain of the stockholders are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and agrees that each such Stockholder shall have the right to make additional investments in or have relationships with other Competing Businesses independent of its investment in the Corporation. No stockholder that has nominated or designated a Director shall be obligated to present to the Corporation any particular investment opportunity that such stockholder gains access to, other than by reason of such nominated or designated Director’s status as a Director (and other than those Directors who are employees of the Corporation), even if such opportunity is of a character that, if presented to the Corporation or one of its Subsidiaries, could be taken by the Corporation or such Subsidiary, and such stockholder shall continue to have the right to take for such stockholder’s own respective account or to recommend to others any such particular investment opportunity.

The provisions of this Article VIII shall in no way limit or eliminate any such stockholder’s duties, responsibilities and obligations with respect to the protection of any proprietary information of the Corporation and any of its subsidiaries, including any applicable duty not to disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit.

No amendment or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to opportunities of which such Director becomes aware prior to such amendment or repeal.

ARTICLE IX

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE X

The Corporation reserves the right to amend this Fourth Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL, as the same exists or may hereafter be amended, and any rights and powers conferred upon stockholders, Directors and officers herein are granted subject to this reservation.

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IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has duly executed this Fourth Amended and Restated Certificate of Incorporation as of the date first written above.

By:	/s/ Todd H. Siegel
Name: Todd H. Siegel
Title: Chief Executive Officer

[Signature Page to Fourth Amended & Restated Certificate of Incorporation]